Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports 2013 Second Quarter Earnings of $3.2 Million or $0.14 per share

Business Editors - New York – (Business Wire – July 17, 2013)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), parent company of Intervest National Bank (INB), announced that its net earnings for the second quarter of 2013 (Q2-13) increased 39% to $3.2 million, or $0.14 per share, from $2.3 million, or $0.11 per share, for the second quarter of 2012 (Q2-12). For the first half of 2013 (6mths-13), net earnings increased 30% to $6.6 million, or $0.30 per share, from $5.1 million, or $0.24 per share, for the first half of 2012 (6mths-12).

Since 1993, Intervest has been primarily engaged in commercial and multifamily real estate mortgage lending with an emphasis on cash flowing properties located on the East Coast of the U.S. Its lending operation is highly personalized and targeted to provide customized financing solutions for real estate acquisitions and operations. Intervest does not make construction or land development loans or single family home loans.

The increase in net earnings for both 2013 periods was primarily driven by a credit for loan losses, a lower provision for real estate losses and a decrease in net real estate expenses, partially offset by decreases in both net interest income and noninterest income and higher income tax expense as discussed below.

Financial Operating Highlights

•

A credit for loan losses of $0.8 million and $1.8 million was recorded in Q2-13 and 6mths-13, respectively, compared to no credits or provisions for loan losses in the same periods of 2012. The credits were a function of partial cash recoveries of prior loan charge offs, fewer substandard loans outstanding and an overall decrease in the loan portfolio.

•

The provision for real estate losses decreased to $0.1 million in Q2-13 from $1.4 million in Q2-12, and to $0.7 million in 6mths-13 from $1.9 million in 6mths-12, reflecting fewer write-downs in the carrying value of real estate owned through foreclosure (REO).

•

Real estate expenses, net of rental and other income, totaled $0.5 million in Q2-12 and $0.9 million in 6mths-12. For 2013, REO activities produced net income of $0.3 million in Q2-13 and $1.3 million in 6mths-13, due to a $0.7 million gain from the sale of one property in Q2-13 and a total of $1.6 million ($1.5 million in Q1-13 and $0.1 million in Q2-13) of cash recoveries of expenses associated with previously owned properties. Exclusive of these income items, net real estate expenses would have been $0.5 million in Q2-13 and $1.0 million in 6mths-13.

•

Net interest and dividend income decreased to $8.6 million in Q2-13, from $9.7 million in Q2-12, and to $17.6 million in 6mths-13 from $19.7 million in 6mths-12. The net interest margin (exclusive of loan prepayment income) improved to 2.30% in Q2-13, from 2.23% in Q2-12 and to 2.33% in 6mths-13, from 2.19% in 6mths-12.

•

Noninterest income decreased to $0.7 million in Q2-13 from $1.4 million in Q2-12, and to $1.4 million in 6mths-13 from $2.5 million in 6mths-12. The decreases in both periods were due to less income from loan prepayments and a higher level of security impairment charges.

•

Operating expenses decreased to $4.0 million in Q2-13 from $4.2 million in Q2-12, and to $8.1 million in 6mths-13 from $8.3 million in 6mths-12, primarily due to a decrease in FDIC insurance expense. The Company’s efficiency ratio (which measures its ability to control expenses as a percentage of revenues) continued to be favorable but increased to 43% in Q2-13, from 37% in Q2-12, due to lower revenues.

•	Income tax expense increased to $2.8 million in Q2-13, from $2.3 million in Q2-12, and to $5.9 million in 6mths-13, from $5.0 million in 6mths-12, due to higher pre-tax income.

Financial Condition Highlights

•

Total assets at June 30, 2013 decreased to $1.60 billion from $1.67 billion at December 31, 2012, primarily reflecting decreases of $51 million in loans and $33 million in security investments, partially offset by a $27 million increase in cash and short-term investments.

•

Total loans decreased to $1.06 billion at June 30, 2013, from $1.11 billion at December 31, 2012. New loan originations for 6mths-13 increased to $124 million, from $97 million for 6mths-12. Total loan repayments increased to $172 million in 6mths-13, from $121 million in 6mths-12.

•

The allowance for loan losses at June 30, 2013 was $26.5 million, representing 2.50% of total net loans, compared to $28.1 million, or 2.54%, at December 31, 2012. The allowance included specific reserves for impaired loans (comprised of all nonaccrual loans as well as accruing restructured loans or TDRs) at each date totaling $4.7 million and $5.9 million, respectively.

•	Total securities held to maturity decreased to $411 million at June 30, 2013 from $444 million at December 31, 2012.

•	Total deposits at June 30, 2013 decreased to $1.29 billion from $1.36 billion at December 31, 2012.

•

Borrowed funds and related interest payable at June 30, 2013 decreased to $56.7 million, from $62.9 million at December 31, 2012, due to the payment in June of accrued interest payable on outstanding debentures.

•

Nonaccrual loans decreased to $39 million at June 30, 2013, from $46 million at December 31, 2012. Nonaccrual loans include certain TDRs that are current as to payments and performing in accordance with their renegotiated terms. At June 30, 2013, such loans totaled $35.8 million compared to $36.3 million at December 31, 2012. These loans were yielding 4.57% at June 30, 2013.

•

REO decreased to $14.8 million at June 30, 2013, from $15.9 million at December 31, 2012. The decrease reflected the sale of one property ($3.4 million) and $0.7 million of write-downs in the carrying value of various properties, partially offset by one new property ($3.0 million).

•

Total stockholders’ equity increased slightly to $212 million at June 30, 2013, from $211 million at December 31, 2012. Book value per common share (after subtracting preferred dividends in arrears) increased to $8.64 at June 30, 2013 from $8.44 at December 31, 2012.

•

INB’s regulatory capital ratios at June 30, 2013 were as follows: Tier One Leverage - 15.45%; Tier One Risk-Based - 20.99%; and Total Risk-Based Capital - 22.25%, well above the minimum requirements to be considered a well-capitalized institution.

The decrease in net interest and dividend income, the Company’s primary source of earnings, of $1.1 million in Q2-13 and $2.1 million in 6mths-13 was primarily due to INB’s smaller balance sheet, partially offset by a higher net interest margin. In Q2-13, total average interest-earning assets decreased by $260 million from Q2-12, reflecting decreases of $98 million in loans and $162 million in total securities and overnight investments. At the same time, average deposits and borrowed funds decreased by $274 million and $10 million, respectively, while average stockholders’ equity increased by $14 million. The net interest margin increased slightly by 7 basis points to 2.30% in Q2-13, reflecting a 5 basis point improvement in the interest rate spread and a higher ratio of interest-earning assets to interest-bearing liabilities, or a $24 million increase in net interest-earning assets. The higher spread was due to lower rates paid on deposits and the run-off of higher-cost CDs and borrowings, largely offset by payoffs of higher yielding loans and calls of security investments, coupled with the re-investment of a large portion of these cash inflows into new loans and securities at significantly lower market interest rates. Overall, the average cost of funds decreased by 37 basis points to 2.09% in Q2-13, from 2.46% in Q2-12, while the average yield on earning assets decreased at a slower pace or by 32 basis points to 4.20% in Q2-13, from 4.52% in Q2-12. For the 6mths-13 period, total average interest-earning assets decreased by $284 million from 6mths-12, reflecting decreases of $83 million in loans and $201 million in total securities and overnight investments. At the same time, average deposits and borrowed funds decreased by $290 million and $12 million, respectively, while average stockholders’ equity increased by $14 million. The net interest margin increased by 14 basis points to 2.33% in 6mths-13. The average cost of funds decreased by 39 basis points to 2.11% in 6mths-13, from 2.50% in 6mths-12, while the average yield on earning assets decreased by 28 basis points to 4.23% in 6mths-13, from 4.51% in 6mths-12. The reasons for the six-month changes were the same as the quarterly variances.

The decrease in securities held to maturity was due to calls exceeding new purchases. At June 30, 2013, the portfolio represented 26% of total assets and was comprised almost entirely of U.S. government agency debt ($335 million) and residential mortgage-backed pass-through securities ($73 million), with a weighted-average expected yield, remaining life and contractual maturity of 1.04%, 3.5 years and 6.6 years, respectively.

The decrease in loans receivable reflected $154.0 million of payoffs, $18.5 million of amortization, $1.9 million of chargeoffs and a $3.0 million transfer to REO, largely offset by $124.2 million of new loans and $2.0 million of recoveries of prior loan charge offs. New originations were comprised primarily of $78.3 million of commercial real estate loans, $25.8 million of multifamily loans and $19.6 million of loans made on investor owned 1-4 family condominiums. Loans paid off in 6mths-13 had a weighted-average yield of 5.98%. New loans in 6mths-13 had a weighted-average yield, term and loan-to-value ratio of 4.47%, 5.9 years and 58%, respectively, compared to 4.85%, 5.4 years and 58%, respectively, in 6mths-12. Nearly all of the new loans in both periods had fixed interest rates.

The decrease in deposits reflected a $54 million decrease in CD accounts, of which $8 million were brokered, and a $24 million decrease in money market accounts. At June 30, 2013, there were $70 million of brokered CDs outstanding with a rate of 4.89%, of which $33 million mature within one year.

The increase in stockholders’ equity was primarily due to $7.4 million of net earnings (before preferred dividend requirements) and $0.7 million from the exercise of stock options and stock compensation expense. These increases were nearly offset by a $6.1 million reduction in preferred stock and the payment of $1.2 million in preferred dividends. As previously announced, in June 2013, IBC completed the repurchase of 6,250 shares of its Series A Preferred Stock from the U.S. Treasury and those shares were retired. The shares were repurchased at $970 per share, plus accrued and unpaid dividends through June 24, 2013. The remaining 18,750 shares were sold by the Treasury to third party investors and continue to be outstanding at June 30, 2013.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreement to which IBC is subject and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. We assume no obligation to update any forward looking statements. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)		Quarter Ended June 30,		Six-Months Ended June 30,
Selected Operating Data:		2013	2012	2013	2012
Interest and dividend income		$15,623	$19,706	$31,872	$40,404
Interest expense		7,048	10,001	14,293	20,741

Net interest and dividend income		8,575	9,705	17,579	19,663
(Credit) provision for loan losses		(750)	—	(1,750)	—
Noninterest income		702	1,406	1,445	2,531
Noninterest expenses:
Provision for real estate losses		76	1,397	705	1,908
Real estate (income) expenses, net		(346)	479	(1,332)	939
Operating expenses		3,954	4,149	8,092	8,313

Earnings before income taxes		6,343	5,086	13,309	11,034
Provision for income taxes		2,804	2,326	5,879	5,020

Net earnings before preferred dividend requirements		3,539	2,760	7,430	6,014
Preferred dividend requirements (1)		326	448	788	892

Net earnings available to common stockholders		$3,213	$2,312	$6,642	$5,122

Basic and diluted earnings per common share		$0.14	$0.11	$0.30	$0.24

Average shares used for basic earnings per share		21,923,243	21,590,689	21,877,973	21,542,103
Average shares used for diluted earnings per share (2)		22,003,149	21,591,648	21,920,280	21,542,103
Common shares outstanding at end of period		21,923,756	21,590,689	21,923,756	21,590,689
Common stock options/warrants outstanding at end of period (2)		1,061,755	1,082,322	1,061,755	1,082,322

Yield on interest-earning assets		4.20%	4.52%	4.23%	4.51%
Cost of funds		2.09%	2.46%	2.11%	2.50%
Net interest margin (3)		2.30%	2.23%	2.33%	2.19%

Return on average assets (annualized)		0.88%	0.58%	0.91%	0.63%
Return on average common equity (annualized)		7.39%	6.22%	7.83%	6.83%
Effective income tax rate		44%	46%	44%	46%
Efficiency ratio (4)		43%	37%	43%	37%

Average loans outstanding		$1,061,202	$1,159,305	$1,078,943	$1,162,318
Average securities outstanding		420,763	586,814	428,146	632,829
Average short-term investments outstanding		11,343	7,071	11,107	7,368
Average assets outstanding		1,613,961	1,887,668	1,625,946	1,916,410

Average interest-bearing deposits outstanding		$1,297,106	$1,570,674	$1,311,444	$1,601,169
Average borrowings outstanding		56,702	67,202	56,702	68,779
Average stockholders’ equity		215,752	201,873	214,140	200,319

	At Jun 30,	At Mar 31,	At Dec 31,	At Sep 30,	At Jun 30,
Selected Financial Condition Information:	2013	2013	2012	2012	2012
Total assets	$1,596,639	$1,627,787	$1,665,792	$1,751,880	$1,862,110
Cash and short-term investments	86,977	83,945	60,395	94,268	122,378
Securities held to maturity	410,986	409,184	443,777	440,002	535,056
Loans, net of unearned fees	1,056,191	1,081,482	1,107,466	1,155,171	1,137,780
Allowance for loan losses	26,455	28,210	28,103	28,382	28,844
Allowance for loan losses/net loans	2.50%	2.61%	2.54%	2.46%	2.54%
Deposits	1,293,175	1,318,215	1,362,619	1,432,209	1,554,615
Borrowed funds and accrued interest payable	56,760	63,373	62,930	69,487	72,528
Preferred stockholder’s equity	18,620	24,720	24,624	24,528	24,431
Common stockholders’ equity	193,155	190,545	186,323	182,580	179,690
Common book value per share (5)	8.64	8.48	8.44	8.28	8.16

Loan chargeoffs for the quarter	$1,823	$115	$676	$548	$498
Loan recoveries for the quarter	818	1,222	397	86	173
Real estate chargeoffs for the quarter	—	—	1,124	3,642	—
Security impairment writedowns for the quarter	325	366	425	—	—

Nonaccrual loans (6)	$39,069	$40,931	$45,898	$47,957	$50,643
Real estate owned, net of valuation allowance	14,869	18,334	15,923	21,858	26,370
Investment securities on a cash basis	2,923	3,292	3,721	4,221	4,221
Accruing troubled debt restructured (TDR) loans (7)	11,464	13,906	20,076	14,167	14,596
Loans 90 days past due and still accruing	5,285	5,916	4,391	6,503	5,290
Loans 60-89 days past due and still accruing	11,065	—	—	15,477	1,902
Loans 31-59 days past due and still accruing	—	12,998	15,497	50	—

(1)	Represents dividend requirements on cumulative preferred stock plus amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 235,630; 1,043,322; 235,630 and 1,082,322 shares were not dilutive for quarter and six-month periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.47%, 2.46%, 2.51% and 2.41%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity less preferred dividends in arrears of $3.7 million, $4.6 million, $4.2 million, $3.8 million and $3.5 million, respectively, divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status of $36 million, $33 million, $36 million, $39 million and $39 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. At June 30, 2013, all loans were performing and were yielding approximately 5%.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Six-Months Ended June 30, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009
Balance Sheet Highlights:
Total assets	$1,596,639	$1,665,792	$1,969,540	$2,070,868	$2,401,204
Cash and short-term investments	86,977	60,395	29,863	23,911	7,977
Securities held to maturity	410,986	443,777	700,444	614,335	634,856
Loans, net of unearned fees	1,056,191	1,107,466	1,163,790	1,337,326	1,686,164
Allowance for loan losses	26,455	28,103	30,415	34,840	32,640
Allowance for loan losses/net loans	2.50%	2.54%	2.61%	2.61%	1.94%
Deposits	1,293,175	1,362,619	1,662,024	1,766,083	2,029,984
Borrowed funds and accrued interest payable	56,760	62,930	78,606	84,676	118,552
Preferred stockholder’s equity	18,620	24,624	24,238	23,852	23,466
Common stockholders’ equity	193,155	186,323	173,293	162,108	190,588
Common book value per share (1)	8.64	8.44	8.07	7.61	23.04
Market price per common share	6.68	3.89	2.65	2.93	3.28

Asset Quality Highlights
Nonaccrual loans	$39,069	$45,898	$57,240	$52,923	$123,877
Real estate owned, net of valuation allowance	14,869	15,923	28,278	27,064	31,866
Investment securities on a cash basis	2,923	3,721	4,378	2,318	1,385
Accruing troubled debt restructured loans (2)	11,464	20,076	9,030	3,632	97,311
Loans 90 days past due and still accruing	5,285	4,391	1,925	7,481	6,800
Loans 31-89 days past due and still accruing	11,065	15,497	28,770	11,364	5,925
Loan chargeoffs	1,938	3,152	9,598	100,146	8,103
Loan recoveries	2,040	840	155	883	1,354
Real estate chargeoffs	—	4,766	—	15,614	—
Impairment writedowns on security investments	691	582	201	1,192	2,258

Statement of Operations Highlights:
Interest and dividend income	$31,872	$77,284	$92,837	$107,072	$123,598
Interest expense	14,293	38,067	50,540	62,692	81,000

Net interest and dividend income	17,579	39,217	42,297	44,380	42,598
(Credit) provision for loan losses	(1,750)	—	5,018	101,463	10,865
Noninterest income	1,445	6,194	4,308	2,110	297
Noninterest expenses:
Provision for real estate losses	705	4,068	3,349	15,509	2,275
Real estate (income) expenses, net	(1,332)	2,146	1,619	4,105	4,945
Operating expenses	8,092	16,668	15,861	19,069	19,864

Earnings (loss) before income taxes	13,309	22,529	20,758	(93,656)	4,946
Provision (benefit) for income taxes	5,879	10,307	9,512	(40,348)	1,816

Net earnings (loss) before preferred dividend requirements	7,430	12,222	11,246	(53,308)	3,130
Preferred dividend requirements (3)	788	1,801	1,730	1,667	1,632

Net earnings (loss) available to common stockholders	$6,642	$10,421	$9,516	$(54,975)	$1,498

Basic earnings (loss) per common share	$0.30	$0.48	$0.45	$(4.95)	$0.18
Diluted earnings (loss) per common share	$0.30	$0.48	$0.45	$(4.95)	$0.18
Average common shares used to calculate:
Basic earnings (loss) per common share	21,877,973	21,566,009	21,126,187	11,101,196	8,270,812
Diluted earnings (loss) per common share	21,920,280	21,568,196	21,126,187	11,101,196	8,270,812
Common shares outstanding	21,923,756	21,589,589	21,125,289	21,126,489	8,270,812

Other ratios:
Net interest margin (4)	2.33%	2.29%	2.18%	2.11%	1.83%
Return on average assets	0.91%	0.66%	0.56%	-2.42%	0.13%
Return on average common equity	7.83%	6.82%	6.74%	-32.20%	1.65%
Effective income tax rate	44%	46%	46%	43%	37%
Efficiency ratio (5)	43%	37%	34%	41%	46%

(1)	Represents common stockholders’ equity less preferred dividends in arrears ($3.7 million at June 30, 2013, $4.2 million at December 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments. At June 30, 2013, all loans were performing and were yielding approximately 5%.
(3)	Represents dividend requirements on cumulative preferred stock plus amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.51%, 2.59%, 2.31%, 2.17% and 1.89%, respectively.
(5)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.